UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 –	Entry into a Material Definitive Agreement.

Item 2.03 –	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture

On April 17, 2012 (the “Closing Date”), SandRidge Energy, Inc. (the “Company”), completed the issuance and sale of $750,000,000 in aggregate principal amount of its 8.125% Senior Notes due 2022 (the “Notes”) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and RBS Securities Inc., as representatives of the several initial purchasers of the Notes (the “Representatives”). The Notes were issued in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 144A and Regulation S under the Securities Act.

On the Closing Date, the Company entered into (i) an indenture (the “Indenture”) by and among the Company, certain of its subsidiaries named therein (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) a Registration Rights Agreement (the “Registration Rights Agreement”) by and among the Company, the Guarantors and the Representatives, each relating to the Notes.

The principal terms of the Notes are governed by the Indenture. Pursuant to the Indenture, the Notes will mature on October 15, 2022, and interest is payable on the Notes on each April 15 and October 15, commencing October 15, 2012. The Notes are guaranteed by the Company’s material domestic subsidiaries.

At any time prior to April 15, 2017, the Company is entitled, at its option, to redeem some or all of the Notes at a redemption price of 100% of the principal amount thereof, plus the “Applicable Premium” (as defined in the Indenture) and accrued and unpaid interest, if any. On and after April 15, 2017, the Company may redeem the Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount thereof) equal to 104.063% for the twelve-month period beginning on April 15, 2017, 102.708% for the twelve-month period beginning April 15, 2018, 101.354% for the twelve-month period beginning April 15, 2019, and 100.00% beginning on April 15, 2020 and thereafter, plus accrued and unpaid interest, if any.

The Indenture restricts the ability of the Company and certain of its subsidiaries to, among other things: (i) borrow money; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity; (iii) make principal payments on, or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity; (iv) make investments; (v) grant liens on its assets; (vii) sell its assets; (viii) enter into transactions with affiliates; and (ix) engage in unrelated businesses. These covenants are subject to a number of exceptions and qualifications.

The Indenture provides that a number of events will constitute an Event of Default, including, among other things, a failure to pay interest for 30 days, failure to pay the Notes when due at maturity, upon acceleration or redemption, the Company’s failure to comply with certain covenants relating to merger, consolidation or sale of assets, the Company’s failure to comply for 60 days following notice with any of the other covenants or agreements in the Indenture, a default or other failure by the Company to make required payments under other indebtedness of the Company or any Guarantor having an outstanding principal amount of $50.0 million or more, the Company’s or any Guarantor’s failure to pay final judgments aggregating in excess of $50.0 million, and certain events of bankruptcy or insolvency. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the notes to be due and payable immediately.

The description above is qualified in its entirety by the Indenture, which is filed as Exhibit 4.1 to this Current Report on
Form 8-K.

Wells Fargo Bank, National Association, and certain of its affiliates have provided, and may in the future provide commercial banking, investment banking, financial advisory and other commercial services in the ordinary course of business to the Company, the Guarantors and certain of the Company’s affiliates, for which the Company pays customary fees and expense reimbursement.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to (i) file with the SEC a registration statement (the “Exchange Offer Registration Statement”) relating to the registration of a new series of the Company’s notes (the “Exchange Notes”), in the same aggregate principal amount as and with terms identical in all respects to the Notes, (ii) use their commercially reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act and (iii) use their commercially reasonable best efforts to consummate a registered exchange offer with the holders of the Notes on or prior to the 365th calendar day following the Closing Date. The Company will use its commercially reasonable best efforts to keep such exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holder of the Notes.

Under certain circumstances, in lieu of a registered exchange offer, the Company and the Guarantors have agreed to file a shelf registration statement relating to the resale of the Notes and to use their commercially reasonable best efforts to keep such shelf registration statement effective until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). In addition, the Company and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

The description above is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.2 to this Current Report on Form 8-K.

The Representatives and certain of their affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other commercial services in the ordinary course of business to the Company, the Guarantors and certain of the Company’s affiliates, for which they receive customary fees and expense reimbursement. Affiliates of the Representatives are lenders under the Company’s senior credit facility. The Representatives or their affiliates also agreed to provide interim financing to us under certain circumstances in the event the offering was not completed, for which the Representatives would have been paid customary fees.

Item 2.01 –	Completion of Acquisition or Disposition of Assets

Item 3.02 –	Unregistered Sales of Equity Securities

On April 17, 2012, the Company completed its acquisition of Dynamic Offshore Resources, LLC (“Dynamic”) pursuant to an Equity Purchase Agreement, dated as of February 1, 2012 (the “Equity Purchase Agreement”), between the Company and Dynamic Offshore Holding, LP (the “Seller”). Pursuant to the Equity Purchase Agreement, the Company paid consideration consisting of approximately $680 million of cash and 73,961,554 shares of Company common stock. Based on the closing price of Company common stock of $7.11 per share on April 16, 2012, the acquisition’s aggregate consideration is valued at approximately $1.206 billion. The cash portion of the consideration was paid using a portion of the net proceeds from the sale of the Notes.

The shares of Company common stock issued to the Seller were issued in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. In connection with entry into the Equity Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Seller, pursuant to which the Company agreed to file with the SEC an automatic shelf registration statement relating to the resale of shares of Company common stock issued as consideration. The Company also agreed to use its reasonable best efforts keep such registration statement continuously effective, subject to certain conditions and other limitations specified in the Registration Rights Agreement.

Item 8.01 –	Other Items

Also on April 17, 2012, the Company, Dynamic and certain of its subsidiaries, and Wells Fargo Bank, National Association, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Indenture and the indentures governing the Company’s Senior Floating Rate Notes due 2014, 9.875% Senior Notes due 2016, 8.0% Senior Notes due 2018, 8.75% Senior Notes due 2020 and 7.5% Senior Notes due 2021 (collectively, the “Indentures”). The Supplemental Indenture amends the Indentures by adding Dynamic and seven of its wholly owned subsidiaries as guarantors (the “Dynamic Guarantors”) of the Company’s obligations under the notes issued pursuant to each Indenture. As guarantors under the Indenture, the Dynamic Guarantors are also subject to the provisions of the Registration Rights Agreement.

The description above is qualified in its entirety by the Supplemental Indenture, which is filed as Exhibit 4.3 to this Current Report on Form 8-K.

On April 17, 2012, the Company issued a press release announcing the completion of the acquisition of Dynamic and of the offering of the Notes. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 –	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. The Audited Consolidated Balance Sheets as of December 31, 2011 and 2010 and Audited Statements of Operations, Cash Flows and Owners’ Equity for the years ended December 31, 2011, 2010 and 2009 of Dynamic Offshore Resources, LLC and the notes related thereto; Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2011 of Dynamic Offshore Resources, LLC and the notes related thereto; and Audited Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2010 and 2009 of XTO Acquisition Properties, and the notes related thereto, were filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated April 9, 2012, and are incorporated herein by reference.

(b) Pro Forma Financial Information. Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2011, Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 and the related notes showing the pro forma effects of the Dynamic acquisition were filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated April 9, 2012, and are incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

2.1	Equity Purchase Agreement, dated as of February 1, 2012, among SandRidge Energy, Inc., Dynamic Offshore Holding, LP and R/C Dynamic Holdings, L.P. (solely with respect to Section 9.2) (attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2012 and incorporated herein by reference).

4.1	Indenture, dated as of April 17, 2012, among the Company, certain subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Registration Rights Agreement, dated April 17, 2012, by and among the Company, the Guarantors and the Representatives.

4.3	Supplemental Indenture, dated April 17, 2012, among the Company, certain subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

10.1	Registration Rights Agreement, dated as of February 1, 2012, between SandRidge Energy, Inc. and Dynamic Offshore Holding, LP. (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 3012 and incorporated herein by reference).

99.1	Press Release, dated April 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: April 17, 2012	By:	/s/ James D. Bennett

James D. Bennett
Executive Vice President and Chief Financial Officer